Exhibit 99.2

SALE OF OIL AND GAS ASSETS CLOSES

Chicago, Illinois – March 13, 2006 – Ryerson Inc. (NYSE: RYI), completed the previously announced sale of certain assets related to its U.S. oil and gas, tubular alloy and bar alloy businesses to Energy Alloys, LLC, a Texas limited liability company. Ryerson received approximately $49.7 million of cash proceeds and a $4 million, 3-year note. Subject to post-closing adjustments, Ryerson expects to record a pre-tax gain on the sale of approximately $18 million and plans to use the cash proceeds to pay down debt.

The divested assets include three locations dedicated to the oil and gas markets in Oklahoma, Texas and the Gulf Coast and complement Houston-based Energy Alloys existing operations. The sale does not impact Ryerson’s remaining operations in Oklahoma, Texas and the Gulf Coast region.

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Ryerson is a leading metals service center in North America, with 2005 sales of $5.8 billion. Ryerson distributes and processes metals, primarily stainless steel, carbon steel and aluminum, through a network of more than 110 distribution facilities across the U.S., Canada, Mexico and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; ability to maintain or increase market share and gross profits; inventory management; the company’s ability to meet its payment obligations under its outstanding notes and other debt; potential dilutive effect of the company’s convertible notes on its earnings; required pension funding and other obligations; market competition; industry and customer consolidation; customer and supplier insolvencies; and labor relations.